Exhibit 99.1

  The Pepsi Bottling Group Reports Outstanding First Quarter Results

    SOMERS, N.Y.--(BUSINESS WIRE)--April 18, 2006--The Pepsi Bottling Group, Inc. (NYSE:PBG) today reported first quarter 2006 revenue of $2.4 billion, a 10-percent jump over prior year. Net income was $34 million, or diluted earnings per share (EPS) of $0.14, including a $0.04 expense due to the 2006 adoption of FAS 123(r) Share-Based Payment. Excluding this expense, PBG delivered diluted EPS of $0.18 for the first quarter. In the first quarter of 2005, PBG reported net income of $39 million, or $0.15 per diluted share.

    -- PBG's worldwide double-digit topline growth reflects solid volume trends in each geographic segment. Worldwide physical case volume jumped six percent in the quarter. PBG's business in the U.S. and Canada reported a six-percent increase. In Mexico and Europe, physical case volume grew five and four percent, respectively. All volume results are on a constant territory basis. (See Editor's Note.)

    -- The Company extended its unmatched track record in reported net revenue per case growth, up four percent on a worldwide basis. In the U.S., PBG successfully implemented the majority of its 2006 rate increases, boosting reported net revenue per case by three percent in the quarter.

    -- Reported operating income for the first quarter was flat versus the first quarter of 2005 due to the 13-percent negative impact of the Company's adoption of FAS 123(r) Share-Based Payment. Excluding this expense, PBG's operating income increased 13 percent.

    John T. Cahill, Chairman and Chief Executive Officer of PBG, said, "The momentum we built over the second half of last year accelerated during the first quarter 2006, driving excellent results. Our U.S./Canada business closed the quarter with topline growth that exceeded our own expectations. Solid innovation, strong execution in the marketplace and the implementation of our customer service agenda helped fuel this growth, particularly in the U.S. The strength of our broad portfolio of brands was evident as volume increased across carbonated soft drinks (CSDs), non-carbonated beverages and bottled water."
    Mr. Cahill continued, "In Mexico, our volume trends for our CSD portfolio improved this quarter and our water business continued to grow at impressive rates. In Europe, we saw softer results in January when parts of Russia and Turkey were hit with record-breaking cold temperatures. In February, however, we were pleased to see volumes rebound, helping our European segment to close the quarter with positive volume results."
    In the U.S., PBG's six-percent volume increase was balanced across the cold drink and take-home channels. The Company's CSD portfolio grew one percent, driven by volume momentum among its flavored brands. Its non-carbonated beverages, excluding water, grew more than 20 percent in the quarter. Trademark Aquafina increased about 35 percent. Canada's strong volume performance was driven by double-digit growth in its cold drink channel. In Mexico, PBG generated growth across each category of its portfolio. Physical case CSD volume grew one percent, bottled water increased 20 percent and the Company's jug water volume improved five percent. On an eight-ounce basis, PBG's CSD volume in Mexico increased five percent. PBG's volume in its European segment grew four percent for the quarter.
    Reported cost of goods sold per case was up six percent in the first quarter. As stated previously, PBG expects the increased cost of raw materials to moderate in the second half of the year. Gross profit grew eight percent for the quarter and two percent on a per case basis.
    PBG's reported selling, delivery and administrative (SD&A) expenses grew nine percent in the first quarter, including a two-percent increase due to the impact of FAS 123(r). Excluding this additional expense, SD&A was up seven percent. The Company's SD&A expenses were driven by higher than expected volume growth, planned investments in high growth European markets, and increases in fuel and pension expenses.

    2006 Guidance

    PBG's full-year 2006 outlook is unchanged from its previous guidance. Worldwide physical case volume in 2006 is expected to grow about three percent on a constant territory basis, while the U.S./Canada segment should deliver a one to two-percent volume improvement. PBG forecasts continued reported net revenue per case improvements, up two to three percent on a worldwide basis.
    In 2006, PBG has adopted FAS 123(r) Share-Based Payment, which requires the expensing of stock options. While this move has no impact on the strength of PBG's business, it will reduce the Company's reported operating income and diluted earnings per share. Consequently, PBG's reported operating income is expected to be down two to four percent for the year, which includes a seven-percentage point decrease due to the adoption of FAS 123(r). Excluding this impact, PBG's adjusted operating income is expected to grow three to five percent in 2006.
    FAS 123(r) is expected to reduce PBG's diluted earnings per share
(EPS) by about $0.18, bringing the full-year forecast to $1.76 to $1.84. Excluding the impact of FAS 123(r), diluted EPS are expected to be $1.94 to $2.02 for the full year. PBG continues to expect its operating free cash flow to be $500 to $520 million.
    The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. To receive company news releases by e-mail, please visit www.pbg.com.
    Listen in live to PBG's first quarter 2006 earnings discussion with financial analysts on April 18th at 11 a.m. (EDT) at http://www.pbg.com.

    Editor's Note:

    Constant territory calculations assume a 52-week year and all significant acquisitions made in the prior year were made at the beginning of that year. These calculations exclude all significant acquisitions made in the current year. PBG's fiscal year ends on the last Saturday in December and, as a result, a 53rd week was added to the fiscal year 2005. Fiscal 2006 has 52 weeks.

    Forward-Looking Statement:

    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including PBG's annual report on Form 10-K for the year ended December 31, 2005.

    Non-GAAP Measures

    We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company's results we sometimes use "non-GAAP" measures, as defined by the Securities and Exchange Commission. Non-GAAP financial measures in this press release are generally accompanied by the most directly comparable GAAP financial measure. The differences between the GAAP and non-GAAP measures are reconciled either in the text of the press release or in the attachments. The Company presents "non-GAAP" financial measures when it believes such measures will be useful to investors in evaluating the Company's financial performance. Importantly, the Company believes non-GAAP measures should be considered in addition to, and not in lieu of, GAAP measures. These non-GAAP measures may be different from non-GAAP measures used by other companies.

    FAS 123(r)

    Effective in 2006, the Company adopted FAS 123(r) Share-Based Payment, which requires that all stock-based payments (including stock options) be expensed based on the fair value of the awards at the time of grant. Prior to 2006, in accordance with existing accounting guidelines, the Company was not required to recognize this expense, and the Company's financial results during fiscal year 2005 do not reflect this expense. As a result, in order to provide investors with a meaningful year-over-year comparison of the Company's financial performance, the Company has presented its first quarter actual results and its 2006 outlook relating to diluted EPS and operating income change in two ways - on a reported basis, which includes the impact of FAS 123(r) and on an adjusted basis, which excludes the impact of FAS 123(r). Management uses the latter, non-GAAP measure, to evaluate the Company's financial performance against internal budgets and targets (including under the Company's incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of FAS 123(r) as we believe that these non-GAAP measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods.

    Operating Free Cash Flow (OFCF)

    Under FAS 123(r), excess tax benefits from the exercise of stock options are now required to be included in Cash Provided by Financing activities instead of Cash Provided by Operations. Therefore, effective first quarter of 2006, the Company has revised its definition of Operating Free Cash Flow (OFCF) to add back excess tax benefits from the exercise of stock options. We now define OFCF as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.
    The Company uses OFCF to evaluate the performance of its businesses, and management considers OFCF an important indicator of the Company's liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.
    OFCF is a non-GAAP measurement and should be considered in addition to, not as a substitute for, the Cash Provided by Operations, as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company's OFCF may not be comparable to similarly titled measures reported by other companies.
    PBG expects its full-year 2006 OFCF to be in the range of $500 to $520 million. We anticipate capital expenditures of approximately $735 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.2 billion. We are unable to separately estimate the excess tax benefits from the exercise of stock options.


                    THE PEPSI BOTTLING GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           in millions, except per share amounts, unaudited

                                                     12 Weeks Ended
                                                   -------------------
                                                   March 25, March 19,
                                                     2006      2005
                                                   --------- ---------

Net revenues                                         $2,367    $2,147
Cost of sales                                         1,253     1,116
                                                   --------- ---------

Gross profit                                          1,114     1,031
Selling, delivery and administrative expenses           993       911
                                                   --------- ---------

Operating income                                        121       120
Interest expense, net                                    61        55
Minority interest                                         6         6
                                                   --------- ---------

Income before income taxes                               54        59
Income tax expense                                       20        20
                                                   --------- ---------

Net income                                              $34       $39
                                                   ========= =========

Basic earnings per share                              $0.14     $0.16
                                                   ========= =========

Weighted-average shares outstanding                     237       248

Diluted earnings per share                            $0.14     $0.15
                                                   ========= =========

Weighted-average shares outstanding                     243       254


                    THE PEPSI BOTTLING GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        in millions, unaudited

                                                     12 Weeks Ended
                                                   -------------------
                                                   March 25, March 19,
                                                     2006      2005
                                                   --------- ---------
Cash Flows - Operations
 Net income                                             $34       $39
 Adjustments to reconcile net income to net cash
  provided by operations:
   Depreciation                                         136       130
   Amortization                                           3         3
   Stock based compensation                              16         -
   Changes in working capital and other non-cash
    charges                                             (78)      (85)
 Casualty insurance payments                            (14)      (17)
 Pension contributions                                    -       (20)
 Other, net                                             (16)      (15)
                                                   --------- ---------

Net Cash Provided by Operations                          81        35
                                                   --------- ---------

Cash Flows - Investments
 Capital expenditures                                  (175)     (138)
 Acquisitions of bottlers, net of cash acquired           -        (1)
 Proceeds from sale of property, plant and
  equipment                                               3         1
 Other investing activities, net                          4         -
                                                   --------- ---------

Net Cash Used for Investments                          (168)     (138)
                                                   --------- ---------

Cash Flows - Financing
 Borrowing activities, net                               45       166
 Dividends paid                                         (19)      (13)
 Excess tax benefit from exercise of stock options        3         -
 Treasury stock transactions                           (110)     (105)
                                                   --------- ---------

Net Cash (Used for) Provided by Financing               (81)       48
                                                   --------- ---------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                              2         -
                                                   --------- ---------

Net Decrease in Cash and Cash Equivalents              (166)      (55)
Cash and Cash Equivalents - Beginning of Period         502       305
                                                   --------- ---------

Cash and Cash Equivalents - End of Period              $336      $250
                                                   ========= =========

Supplemental Information
------------------------

Capital expenditures incurred                          (140)      (93)
Change in accounts payable related to capital
 expenditures                                           (35)      (45)
                                                   --------- ---------
Cash paid for capital expenditures                     (175)     (138)

Note: Certain reclassifications were made to our 2005 Condensed
Consolidated Statement of Cash Flows to conform to the 2006 presentation.


                    THE PEPSI BOTTLING GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 in millions, except per share amounts

                                              March 25,   December 31,
                                                2006         2005
                                             ------------ ------------
Assets                                       (unaudited)
Current Assets
 Cash and cash equivalents                          $336         $502
 Accounts receivable, net                          1,196        1,186
 Inventories                                         555          458
 Prepaid expenses and other current assets           294          266
                                             ------------ ------------
   Total Current Assets                            2,381        2,412

Property, plant and equipment, net                 3,667        3,649
Other intangible assets, net                       3,822        3,814
Goodwill                                           1,519        1,516
Other assets                                         132          133
                                             ------------ ------------
   Total Assets                                  $11,521      $11,524
                                             ============ ============

Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable and other current
  liabilities                                     $1,524       $1,583
 Short-term borrowings                               533          426
 Current maturities of long-term debt                534          589
                                             ------------ ------------
   Total Current Liabilities                       2,591        2,598

Long-term debt                                     3,939        3,939
Other liabilities                                  1,072        1,027
Deferred income taxes                              1,415        1,421
Minority interest                                    504          496
                                             ------------ ------------
   Total Liabilities                               9,521        9,481
                                             ------------ ------------

Shareholders' Equity
 Common stock, par value $0.01 per share:
   Authorized 900 shares, issued 310 shares            3            3
 Additional paid-in capital                        1,705        1,709
 Retained earnings                                 2,298        2,283
 Accumulated other comprehensive loss               (230)        (262)
 Deferred compensation                                 -          (14)
 Treasury stock: 74 shares and 71 shares at
  March 25, 2006 and December 31, 2005,
  respectively, at cost                           (1,776)      (1,676)
                                             ------------ ------------
   Total Shareholders' Equity                      2,000        2,043
                                             ------------ ------------
      Total Liabilities and Shareholders'
       Equity                                    $11,521      $11,524
                                             ============ ============


                    The Pepsi Bottling Group, Inc.

                  First Quarter 2006 Earnings Release
                  Segment Data by Quarter (unaudited)
                             (in millions)

                                        12 Weeks Ended
                                        --------------

                                      March 25, March 19,  Growth vs.
                                        2006      2005     Prior Year*
                                      --------------------------------
Net Revenues
------------

U.S./Canada                              $2,036    $1,849       10%
Europe                                      148       145        2%
Mexico                                      183       153       19%
                                      --------------------------------
   Total net revenues                    $2,367    $2,147       10%
                                      ================================

Operating Income
----------------

U.S./Canada                                $141      $142       -1%
Europe                                      (22)      (16)      NM
Mexico                                        2        (6)      NM
                                      --------------------------------
   Total operating income                   121       120        0%
Interest Expense, net                        61        55       10%
Minority Interest                             6         6        4%
                                      --------------------------------
   Income before income taxes               $54       $59       -9%
                                      ================================

* Percentage change calculated using whole dollar amounts
  NM - Calculation not meaningful

    CONTACT: Public Relations:
             Kelly McAndrew, 914-767-7690
              OR
             Investor Relations:
             Mary Winn Settino, 914-767-7216